EXHIBIT 5

                         IMAGISTICS INTERNATIONAL INC.

                               December 7, 2001


Imagistics International Inc.
100 Oakview Drive
Trumbull, Connecticut 06611

Ladies and Gentlemen:

     I have acted as counsel for Imagistics International Inc., a Delaware corporation, in connection with the accompanying Registration Statement on Form S-8 (the "Registration Statement") for the issuance and sale of up to 3,262,956 shares of Common Stock, par value $.01 per share (the "Common Stock"), to participants ("Participants") in the Imagistics International Inc. 2001 Stock Plan (the "Employee Plan") and the Imagistics International Inc. Non-Employee Directors' Stock Plan (the "Directors Plan", together with the Employee Plan, the "Plans").

     I have examined the Registration Statement, its exhibits and such other documents and records, and made such other investigations as I have deemed necessary and relevant for this opinion. Based on this review, I am of the opinion that, upon the receipt of adequate consideration therefor, any original issuance Common Stock distributed to Participants pursuant to the Plans will be duly authorized, validly issued, fully paid and non-assessable.

     The opinion set forth herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                  Very truly yours,



                                                  /s/ Mark S. Flynn, Esq.
                                                  -----------------------------
                                                  Mark S. Flynn, Esq.
                                                  Vice President
                                                  General Counsel and Secretary